Exhibit 2.3

AMENDMENT NO. 2 TO
ARRANGEMENT AGREEMENT

THIS AMENDING AGREEMENT is made this 26th day of May, 2020,

AMONG:

AKERNA CORP., a corporation existing under the laws of the State of Delaware (“Akerna”)

AND

2732805 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Purchaser”)

AND

AMPLE ORGANICS INC., a corporation existing under the laws of the Province of Ontario (“Ample”)

AND

JOHN PRENTICE, an individual resident in the Province of Ontario (hereinafter referred to as the “Shareholder Representative”)

WHEREAS:

A.     The Parties entered into an Arrangement Agreement dated December 18, 2019 and amended on February 28, 2020 (the “Arrangement Agreement”) pursuant to which Akerna, through its wholly-owned subsidiary, Purchaser, agreed to acquire all of the issued and outstanding Ample Shares by way of the Arrangement; and

B.      the Parties wish to amend certain terms of the Arrangement Agreement as hereinafter provided.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto hereby covenant and agree as follows:

1.      Terms denoted with initial capital letters and not otherwise defined herein have the meanings assigned to them in the Arrangement Agreement.

2.      The definition of “Ample Articles” in Section 1.1 is hereby deleted and replaced by the following:

“ “Ample Articles” means the certificate and articles of amendment of Ample dated October 1, 2019, as amended or otherwise modified by the Articles of Arrangement (as defined in the Plan of Arrangement);”

3.      The definition of “Ample Articles” in Section 1.1 of the Plan of Arrangement appended as Schedule “B” to the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“ “Ample Articles” means the certificate and articles of amendment of Ample dated October 1, 2019, as amended or otherwise modified by the Articles of Arrangement;”

4.      The following is hereby added as Section 6.1(h) of the Plan of Arrangement appended as Schedule “B” to the Arrangement Agreement:

“(h)   The Articles of Arrangement shall amend and modify the certificate and articles of amendment of Ample dated October 1, 2019 such that, as at the Effective Date, the entitlement of each Ample Shareholder (other than a Dissenting Shareholder) under the Ample Articles with respect to the Closing Shares and the Escrowed Shares deliverable to the Ample Shareholders from time to time in accordance with the Arrangement Agreement and the Escrow Agreement shall be as set forth in that certain Acknowledgement, Waiver and Irrevocable Direction dated May 24, 2020 between

Osmington Inc., Green Acre Capital Fund 1 LP, by its general partner, Green Acre Capital Fund Inc., DGC Investments Inc. and John Prentice, in his capacity as Shareholder Representative, a copy of which is appended hereto as Annex “B”.”

5.      The document attached hereto as Annex “A” is hereby added as Annex “B” to the Plan of Arrangement appended as Schedule “B” to the Arrangement Agreement.

6.      The definition of “Articles” in Section 1.1 of the Form of Rights Indenture appended as Schedule “F” to the Arrangement Agreement is hereby deleted and replaced by the following:

“ “Articles” means the certificate and articles of amendment of Ample dated October 1, 2019, as amended or otherwise modified by the Articles of Arrangement (as defined in the Plan of Arrangement);”

7.      This Amendment will be deemed effective as of the date first written above.

8.      Except as specifically amended herein, all other terms of the Arrangement Agreement remain in full force and effect unamended as of the date hereof, and time shall remain of the essence.

9.      This Amending Agreement may be executed in any number of counterparts, which taken together shall form one and the same agreement, and may be executed and delivered by electronic mail or facsimile transmission, which shall be binding on the Parties as though originally executed and delivered.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

2732805 ONTARIO INC.		AKERNA CORP.
Per:	/s/ Jessica Billingsley	Per:	/s/ Jessica Billingsley
	Name: Jessica Billingsley		Name: Jessica Billingsley
	Title: Chief Executive Officer		Title: Chief Executive Officer
AMPLE ORGANICS INC.
Per:	/s/ John Prentice
Name: John Prentice
Title: Chief Executive Officer
/s/ John Prentice
JOHN PRENTICE

[Amending Agreement to Arrangement Agreement]

Annex “A”

Acknowledgement, Waiver and Irrevocable Direction

Please see attached.

[Amending Agreement to Arrangement Agreement]